Exhibit 10.64

ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum (“Addendum”) to the Employment Agreement between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTI” or the “Company”) and Hans Eric Bippus (“Executive”) (inclusively, the “Parties”) is entered into on March 29, 2016.

A.            The Parties entered into a written employment agreement (the “Employment Agreement”) on July 27, 2015.

B.            The Parties now desire to amend the Employment Agreement pursuant to this Addendum.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1.               Modification of Paragraph 3, Subdivision (a) “Base Salary.”  The Company and Executive hereby agree that Paragraph 3, subdivision (a) of the Employment Agreement, entitled “Base Salary,” will be replaced with the following provision to reflect Executive’s new annual base salary of $240,000:

(a)  Base Salary.  Executive will receive an annual base salary of $240,000 per year effective as of March 28, 2016, less applicable payroll withholdings and payable in accordance with CDTI’s normal payroll practices.  This salary shall be subject to annual review by CDTI in accordance with its general policies as in effect from time to time.

2.               All Other Provisions Remain Unmodified.  Executive and Company acknowledge and agree that all other provisions of the Employment Agreement remain in full force and effect.

HANS ERIC BIPPUS

/s/ Hans Eric Bippus	Date:	March 29, 2016

CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Matthew Beale	Date:	March 29, 2016
By: Matthew Beale, Chief Executive Officer